PRESS RELEASE

NASDAQ SYMBOL:  MRGO

FOR IMMEDIATE RELEASE                   CONTACTS: Michael J. Spector  Ext.  1055
---------------------                             Juan B. Medina      Ext.  1033

                                                  Telephone:      (787) 883-2570

           Margo Caribe Announces Appointment of New Executive Officer
                        And New Chief Financial Officer

Vega Alta, Puerto Rico; March 7, 2005 - Margo Caribe, Inc. (the "Company") announced today the appointment of a new Chief Financial Officer and President & Chief Operating Officer.

On March 4, 2005, the Board of Directors appointed Mr. Luis R. Carrasquillo as Senior Vice President and Chief Financial Officer. Mr. Carrasquillo joined the Company on February 25, 2005. Mr. Carrasquillo has more than 10 years of professional experience and previously worked as Director of Finance with Liberty Cablevision of Puerto Rico. Also, on March 4, 2005, Mr. Juan B. Medina, former Senior Vice President & Chief Financial Officer, was appointed as the new President and Chief Operating Officer of the Company. Mr. Michael J. Spector has retained the titles of Chairman of the Board of Directors and Chief Executive Officer.

The Board of Directors stated that these management changes are part of the strategic plan for the Company's expansion into the mainland USA. Recently, Margo State Line, Inc., a wholly-owned subsidiary of the Company, purchased substantially all of the assets (other than real property) of State Line Bark & Mulch, Inc., a Georgia Corporation.

Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico. The Company is also engaged in the sale of lawn and garden products, the provision of landscaping services and maintenance throughout Puerto Rico and the Caribbean, and the manufacturing of potting soils and other lawn and garden goods under the Rain Forest trade name. The Company is also in the process of securing permits for a residential development project in Puerto Rico.

FORWARD LOOKING STATEMENTS

This press release contains certain "forward looking statements" concerning Margo Caribe's economic future performance. The words "expect," "anticipate," "hope" and similar expressions are meant to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such "forward looking statements," which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe's financial performance and could cause Margo Caribe's actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any "forward looking statements" to reflect occurrences or unanticipated events or circumstances after the date of such statements.